Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS OBTAINS FINANCING COMMITMENT FOR GRAND
VICTORIA CASINO AND RESORT ACQUISITION
Las Vegas, Nevada — November 1, 2010 — Full House Resorts (NYSE Amex US: FLL) announced today that it has executed a credit agreement and obtained financing commitments from a Wells Fargo Securities, LLC-led bank group for a $31.3 million term loan and $4.7 million revolving line of credit to fund the Company’s previously announced $43 million (exclusive of approximately $8 million of cage cash on hand, net working capital and transaction fees) acquisition of the Grand Victoria Casino and Resort in Rising Sun, Indiana. The term loan’s interest rate is expected to be LIBOR + 550 basis points and it will fully amortize over the five-year term of the facility. The Company anticipates applying approximately $19 million of cash on hand and $33 million of debt to fund the acquisition, which is subject to the customary regulatory approvals.
“We are pleased that we were able to quickly obtain financing for this acquisition at an attractive rate, which is a testament to our management team, strong cash flow and balance sheet,” said Andre M. Hilliou, Chairman and Chief Executive Officer of Full House. “We have already filed our casino license application in Indiana, and we remain on pace to complete the acquisition in the first quarter of 2011.”
The Grand Victoria Riverboat Casino has 40,000 square feet of gaming space with almost 1,400 slot and video poker machines and 37 table games. The property includes a 201-room hotel with spa, pool, meeting space and a pavilion with five food and beverage outlets, including a fine dining restaurant, buffet, sports bar, quick service restaurant and coffee shop and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The 300-acre grounds also contain an 18-hole Scottish links golf course with full-service clubhouse. The property is conveniently located within driving distance of Indianapolis and Cincinnati, Ohio and near Lexington and Louisville, Kentucky.
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with approximately 2,700 gaming devices, 78 table games and a 120-seat poker room. For further information, go to www.FireKeepersCasino.com. Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 1,800 gaming devices, 40 table games, 10 poker tables, a 450-seat buffet, a fine dining restaurant, a 50-seat diner, a sports book and an entertainment lounge. For more information, go to www.harringtonraceway.com. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. For more information, please visit www.StockmansCasino.com.

Full House has entered into a contract to acquire the assets of the Grand Victoria Casino and Resort in Rising Sun, Indiana, subject to financing, regulatory approval and other standard conditions. For more information on the Grand Victoria, please visit www.grandvictoria.com. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.
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For further information, contact:
Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com